News From

Buena, NJ 08310

Release Date: May 7, 2008	Exhibit 99.1

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

IGI, INC. ANNOUNCES PROFITABLE FIRST QUARTER RESULTS

BUENA, NJ May 7, 2008 - IGI, INC. (AMEX: IG) a premier provider of topical formulation development, analytical, manufacturing and packaging services announces first quarter 2008 results.

Highlights of First Quarter 2008:

•	Revenue increased 83% to $1,500,000 over same period last year.
•	Net Income increased 110% to $40,000 compared to a loss of $410,000 during the same period last year.
•	Second consecutive quarter of operating profit from continuing operations.

"Our consolidated business is performing to our expectations. We saw a healthy revenue increase with increased profitability. We continued the turnaround we began last year with another quarter of profitable growth" stated Rajiv Mathur, President and CEO.

First Quarter

The company reported net income of $40,000 or $.00 per share, for the three month period ended March 31, 2008 compared to a net loss of $(410,000), or $(.03) per share for the comparable period in 2007, which represents a 110% increase.

Total revenues increased by $679,000 for the three month period ended March 31, 2008 to $1,500,000, which represents an increase of 83% over revenues for the comparable period in 2007. Research and Development income decreased $12,000 for the three months ended March 31, 2008 compared to the comparable period in 2007. Licensing and royalty income decreased by $5,000 in 2008 compared to 2007.

Cost of sales increased for the three month period ended March 31, 2008 as a result of the increase in product sales offset by the change in the product mix for the period ended March 31, 2008. Products sold in 2008 had higher gross margin than those products sold in the comparable period in 2007; this also allowed for a higher gross margin percentage for the three month period ended March 31, 2008. Gross margin as a percentage of total revenues was 55% for the three month period ended March 31, 2008 compared to 37% for the comparable period in 2007.

Selling, general and administrative expenses for three month period ended March 31, 2008 increased as a result of higher stock based compensation expense of $46,000 from the issuance of stock options to our CEO, higher consulting fees of $28,000 from the Sarbanes Oxley compliance consultants which we did not engage until the second quarter of last year, and higher employer match contribution in our 401k plan of $12,000 as a result of changing our 401k plan.

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Product development and research expenses increased by $2,000 for the three month period ended March 31, 2008, or 2%, compared to the comparable period in 2007.

Interest expense amounted to $3,000 (net of income) for the three month period ended 2008 compared to interest expense of $19,000 (net of income) in 2007. Interest expense decreased in 2008 as a result of a decrease in the Company's short term notes payable principal balance and a reduction in the Company's average interest rate on its short term notes payable in 2008.

The Company had positive working capital of $1,175,000 for the three months ended March 31, 2008 and a cash balance of $603,000 at March 31, 2008.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® micro-vesicular delivery technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, controlled and sustained release as well as improved stability and greater ease of formulation.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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IGI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(Unaudited)

	Three months ended March 31,

	2008	2007

Revenues:
Product sales	$1,300	$ 604
Research &development income	65	77
Licensing and royalty income	135	140

Total revenues	1,500	821

Cost and expenses:
Cost of sales	681	516
Selling, general and administrative expenses	663	585
Product development and research expenses	113	111

Operating income (loss)	43	(391)
Interest expense, net	(3)	(19)

Net income (loss)	$ 40	$(410)

Basic income (loss) per share	$ .00	$ (.03)
Diluted income (loss) per share	$ .00	$ (.03)

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IGI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share information)

	March 31, 2008 (unaudited)	December 31, 2007*

ASSETS
Current assets:
Cash and cash equivalents	$ 603	$ 914
Accounts receivable, less allowance for doubtful accounts
of $28 and $48 in 2008 and 2007, respectively	875	666
Licensing and royalty income receivable	126	356
Inventories	531	376
Prepaid expenses and other current assets	129	93

Total current assets	2,264	2,405
Property, plant and equipment, net	2,355	2,410
Restricted cash - long term	50	50
Other assets - long term	18	-
License fee, net	775	800

Total assets	$ 5,462	$ 5,665

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable - related party	$ 250	$ 500
Accounts payable	486	282
Accrued expenses	345	419
Deferred income, current	8	219

Total current liabilities	1,089	1,420
Deferred income, long term	43	45
Other long term liabilities	31	60

Total liabilities	1,163	1,525

Stockholders' equity:

Series A Convertible Preferred stock, $.01 par value, 100 shares authorized; 50 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively; Liquidation preference- $500,000	500	500
Common stock, $.01 par value, 50,000,000 shares authorized; 16,799,202 and 16,795,202 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	168	168
Additional paid-in capital	27,530	27,411
Accumulated deficit	(22,504)	(22,544)
Less treasury stock, 1,965,740 shares at cost	(1,395)	(1,395)

Total stockholders' equity	4,299	4,140

Total liabilities and stockholders' equity	$ 5,462	$ 5,665

* Derived from the audited December 31, 2007 financial statements

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